Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-134384) on Form S-8 of our report dated June 22, 2007 appearing in the annual report on Form 11-K of Millipore Corporation Employees’ Participation and Savings Plan for the year ended December 31, 2006.

/s/ Plante & Moran, PLLC

Southfield, Michigan

June 25, 2007